EXHIBIT 99.3

FOR IMMEDIATE RELEASE MAY 10, 2007	N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

CONTACTS:

JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232

CHESAPEAKE ENERGY CORPORATION ANNOUNCES PRICING OF OFFERING OF $1 BILLION OF CONTINGENT CONVERTIBLE SENIOR NOTES

OKLAHOMA CITY, OKLAHOMA, May 10, 2007 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it has priced its previously announced offering of

$1 billion aggregate principal amount of contingent convertible senior notes due 2037. In addition, Chesapeake has granted the underwriters a 13-day option to purchase up to an additional $150 million of the convertible notes to cover over-allotments. The notes will be convertible, under certain circumstances, using a net share settlement process, into a combination of cash and Chesapeake common stock at an initial base conversion price of $51.585 (subject to adjustment in certain circumstances), which is equivalent to an initial base conversion rate of approximately 19.3855 common shares per $1,000 principal amount of convertible notes. In addition, if at the time of conversion the applicable price of Chesapeake’s common stock exceeds the base conversion price, holders will receive up to an additional 9.6927 shares of Chesapeake common stock per $1,000 principal amount of notes, as determined pursuant to a specified formula. In general, upon conversion of a note, the holder of such note will receive cash equal to the principal amount of the note and Chesapeake common stock for the note’s conversion value in excess of such principal amount.

The convertible notes will bear interest at a rate of 2.50% per annum and will also bear contingent interest, in certain circumstances, for periods commencing with the six-month period ending November 14, 2017. The convertible notes will mature on May 15, 2037 and may not be redeemed by Chesapeake prior to May 15, 2017, after which they may be redeemed at 100% of the principal amount plus accrued interest. Holders of the convertible notes may require Chesapeake to repurchase some or all of the convertible notes on May 15, 2017, 2022, 2027 and 2032, or in the event of certain change of control transactions, at 100% of the principal amount plus accrued interest. The convertible notes will be senior unsecured obligations of Chesapeake and will be guaranteed by substantially all of Chesapeake’s subsidiaries.

The offering is being made under an automatically effective shelf registration statement filed with the Securities and Exchange Commission on May 8, 2007 by means of a separate prospectus supplement and a final term sheet.

The offering is expected to close on May 15, 2007, subject to customary closing conditions. Chesapeake intends to use the net proceeds from the offering to repay outstanding indebtedness under its revolving credit facility.

Credit Suisse Securities (USA) LLC and UBS Securities LLC were Joint Global Coordinators and Book-Running Managers for the offering. Copies of the prospectus supplement and may be obtained from the offices of Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010, 1-800-221-1037 or UBS Securities LLC, Prospectus Department, 299 Park Avenue, 29th Floor, New York, NY 10071, 212-821-3000. An electronic copy of the prospectus supplement will be available on the website of the Securities and Exchange Commission at www.sec.gov.

Chesapeake Energy Corporation is the third-largest independent and sixth-largest overall producer of natural gas in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Fort Worth Barnett Shale, Fayetteville Shale, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast, Ark-La-Tex and Appalachian Basin regions of the United States.

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